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                                                                    EXHIBIT 99.1

        (LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.)

FOR IMMEDIATE RELEASE

                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
                     CORP. ANNOUNCES EXPIRATION OF 60-DAY
                              MARKET CHECK PERIOD


LOS ANGELES, CALIFORNIA, October 18, 1999. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) reported today that the 60-day market check period during which the Company was permitted to conduct an unrestricted solicitation of potentially superior proposals pursuant to the previously announced merger agreement with Imperial Credit Industries, Inc. (Nasdaq: ICII) has expired. The special committee of the Company's board of directors, comprised of the Company's four independent directors, with advice from Prudential Securities Incorporated, has determined that none of the proposals received during the 60-day market check period is superior to the proposed merger transaction with ICII. The merger agreement provides that the Company retains the ability to consider superior proposals, if any, received on an unsolicited basis. Upon completion of the proposed merger, the Company's stockholders (other than ICII) will receive $11.50 in cash per share, subject to potential increase based on the results of an appraisal process that is expected to be completed in the next few weeks. The proposed merger is expected to be completed by early 2000.

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and commercial mortgage-backed securities. The Company is managed by Imperial Credit Commercial Asset Management Corp., a wholly-owned subsidiary of ICII.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors, including, but not limited to, changes in national, regional or local economic environments, the highly competitive nature of the real estate acquisition, mortgage, leasing and securitization markets, including products and pricing, the uncertainty concerning the future attractiveness of the real estate acquisition, mortgage, leasing and securitization markets generally, government fiscal and monetary policies, changes in prevailing interest rates, the fulfillment of contractual conditions, factors inherent in the valuation and pricing of interests in commercial mortgage-backed securities, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments, the other risks detailed in the Company's Registration Statement on Form S-11 as amended, filed with the Securities and Exchange Commission, periodic reports on Forms 10-Q, 8-K and 10-K and
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any amendments with respect thereto filed with the Securities and Exchange
Commission, and other filings made by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906.